EXHIBIT 5.1

OPINION OF SCOTT D. OLSON, ESQ.

SCOTT D. OLSON, ESQ.

8 Via Barcaza
Coto de Caza, CA 92679

Fax (501) 634-2648
Tel (310) 985-1034	scottdavidolson@yahoo.com

March 20, 2008

Board of Directors
BlueFire Ethanol Fuels, Inc.
31 Musick
Irvine, CA 92618

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

As legal counsel for BlueFire Ethanol Fuels, Inc., a Nevada corporation (the "Company"), I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, on Form S-1 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “SEC”), which Registration Statement relates to the registration of the resale by the selling stockholders of 9,866,062 shares of common stock of the Company (the “Securities”).

I have conducted a review of Nevada law, examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I am admitted to practice only in the State of California and I express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

Based on such examination, I am of the opinion that the Securities offered by the selling shareholders have been validly authorized, legally issued, fully paid, and are non-assessable. If any of the Securities are transferred or sold in accordance with the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

Without admitting that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement, I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

Signed,

/s/ Scott D. Olson
SCOTT D. OLSON, ESQ.